Filed Pursuant to Rule 433

Registration No. 333-155169

PRICING TERM SHEET

Issuer:	Sunoco, Inc.

Principal Amount:	$250,000,000

Title of Securities:	9.625% Notes due April 15, 2015

Trade Date:	March 26, 2009

Original Issue Date (Settlement Date):	March 31, 2009 (T + 3)

Maturity Date:	April 15, 2015

Yield to Maturity:	9.750%

Spread to Benchmark Treasury:	+800.3 basis points

Benchmark Treasury:	1.875% due February 28, 2014

Benchmark Treasury Price:	100 – 19 1/4

Benchmark Treasury Yield:	1.747%

Public Offering Price:	99.429%

Coupon:	9.625%

Interest Payment Dates:	Semiannually on April 15 and October 15, commencing on October 15, 2009

Redemption Provision:	Make-whole call at the Treasury Rate plus 50 basis points

Anticipated Ratings:	Baa2/BBB/BBB (Moody’s/S&P/Fitch)

CUSIP/ISIN:	86764P AE9 / US86764PAE97

Joint Book-Running Managers:	Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.

Senior Co-Managers:	Banc of America Securities LLC
Citigroup Global Markets Inc.
Greenwich Capital Markets, Inc.
KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
UBS Securities LLC
Wachovia Capital Markets, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC
Calyon Securities (USA) Inc.
Mizuho Securities USA Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Barclays Capital Inc. toll-free at 1-888-227-2275 (ext. 2663), (ii) Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or (iii) J.P. Morgan Securities Inc. collect at 1-212-834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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